                                                                      EXHIBIT 11

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                  ----------------------------------------------
                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
Loss applicable to common shareholders..........................  $      (35,482) $     (104,413) $      (67,362)
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Weighted average common shares..................................     128,781,518     113,218,711     101,171,427
Incremental shares for stock options(1).........................        --               252,050         504,100
Incremental shares for common share issuances(1)................        --               133,478       1,967,141
Incremental shares for stock options(2).........................       1,226,114       1,473,259        --
                                                                  --------------  --------------  --------------
Weighted average common and common equivalent shares
  outstanding(2)................................................     130,007,632     115,077,498     103,642,668
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Loss per common and common equivalent share.....................  $         (.27) $         (.91) $         (.65)
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

------------------------

(1) Represents the incremental shares for non-qualified options granted to purchase common stock and common stock issued within one year prior to the initial filing of the registration statement for the initial public offering at an exercise price or purchase price below the initial offering price of $10.00 per share.

(2) The effect of the assumed exercise of stock options which were issued in periods prior to the one-year period prior to the initial filing of the registration statement is not included in the weighted average number of common stock shares outstanding for 1994 because the effect is antidilutive.